Exhibit 10.24

May 4, 2007

Hand Delivered

Personal and Confidential

Catherine Hunt Rundle

Re:	Separation Agreement

Dear Kate:

This letter sets forth our mutual agreement (the “Agreement”) with respect to the terms of your transition from employment with MIPS Technologies, Inc. (“MIPS Technologies” or “Company”), and upon your signature, constitutes the Agreement between you and MIPS Technologies relating to this separation. Accordingly, it is understood and agreed as follows:

1. (a) You will resign any position you may hold as an employee, officer or director of the Company or of any subsidiary or affiliate of the Company. In this regard, you agree to execute documents evidencing such resignations as are required by local laws and as reasonably requested by the Company.

(b) You agree to continue employment with MIPS Technologies until May 18, 2007 (the “Separation Date”), and to continue to perform fully your responsibilities to the Company during that period. The Company shall provide to you, subject to all customary withholdings, your salary through and including the Separation Date.

(c) On the Separation Date, the Company will pay your vacation balance that has accrued through and including the Separation Date, if any. You will not be eligible for any payment under the FY07 Executive Bonus Plan or any other Company Bonus Plan.

2. In order to assist you in making this transition and in consideration of your execution of and compliance with the terms of this Agreement, the Company shall provide to you, subject to all customary withholdings, a lump sum payment of six months of salary (the “Separation Payment”) based on your current rate of pay, subject to all customary withholdings. Depending upon when you sign this Agreement, you will receive the payment provided in this Section 2 and in Section 3 below between eight (8) and fourteen (14) days after you return an executed original of this Agreement or on your Separation Date, whichever is later.

3. You and your eligible dependents currently enrolled, will continue to be eligible for Company benefits through the end of the month of the Separation Date. The Company will also provide to you the full cost of the COBRA premium for the six months thereafter. It is understood and agreed that you will be responsible for election and payment of any COBRA

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benefit continuation after your Separation Date. You will receive separate information regarding your rights to continue your health coverage through COBRA.

4. Effective on your Separation Date your site access privileges will end and your services will no longer be required. On or before your Separation Date, you will attend an exit interview with Human Resources and you shall return all confidential and/or proprietary information of the Company in your possession, access card keys, identification badges and any Company equipment loaned to you. You also agree to sign and comply with the Employment Termination Certificate, attached hereto as Exhibit A.

5. If you choose not to sign this Agreement, you understand that no Separation Payment as provided in Section 2 and no payment for COBRA premiums as provided in Section 3 will be due to you after the Separation Date.

6. Other than the items set forth herein and other than any and all rights you may have under the Company 401(k) and stock plans, under its insurance plans for directors and officers, and under your indemnification agreement with the Company, you have no expectation of, and shall make no other claims for payment, benefits or any other compensation from MIPS Technologies. You acknowledge that the Separation Payment provided herein is in addition to wages and other compensation or benefits due for the period prior to the Separation Date, and is provided in consideration of the release of all claims provided by you herein.

7. You represent that you do not have pending against the Company or any employee, agent, official, or director of the Company any claim, charge, or action in or within any federal, state, or local court or administrative agency. And, further you agree, to the extent necessary to effectuate the provisions of this Agreement, within seven (7) days after the execution of this Agreement, to cause to be dismissed, withdrawn or discontinued all complaints or proceedings instituted by you against the Company with any state or federal administrative agency or judicial body, with copies of relevant documents delivered to the Company within the same time period.

8. The Company represents that other than the consolidated derivative litigation titled In re MIPS Technologies, Inc. Derivative Litigation, it has no knowledge of any such claim, charge or action having been filed or intended to be file against you, nor does it know of any hearing, inquiry or investigation relating to you.

9. The Company agrees that to the best of its knowledge your separation from the Company will not alter the terms of the Fenwick & West engagement letter of March 5, 1007 relating to the In re MIPS Technologies, Inc. Derivative Litigation, as that letter applies to you and that the representation of you will continue under the terms described in the letter. You agree, on behalf of yourself and your successors, heirs, assigns, attorneys, agents, and representatives, and each of them, to unconditionally and forever release, and discharge MIPS Technologies and its subsidiaries, officers, directors, employees, attorneys, agents, successors, assigns and representatives, and each of them, of and from any and all debts,

May 4, 2007

claims, liabilities, demands and causes of action of every kind, nature and description, including but not limited to, any claim under federal, state or local employment discrimination law (excepting any claims based on the Federal Age Discrimination in Employment Act which are specifically covered in Section 10 herein) or other law which you may have or could assert against MIPS Technologies as of the date of your signing of this Agreement.

10. It is further understood and agreed that as part of the consideration and inducement for the execution of this Agreement, you specifically waive the provisions of section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of section 1542, and for the purpose of implementing a full and complete release and discharge of MIPS Technologies, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all the claims described herein, whether known or unknown, and that this Agreement contemplates the extinction of any and all such claims, including claims for attorneys’ fees. The release in Sections 9, 10 and 11 herein does not extend to those rights which as a matter of law cannot be waived, including but not limited to unwaivable rights you may have under the California Labor Code and any and all other rights of indemnity which you may have, under statute, contract, or otherwise, the Company and you acknowledging that the Indemnification Agreement of February 21, 2006, between you and the Company, shall continue in full force and effect notwithstanding the release herein. Also excepted from this release are your rights under the Company’s 401(k) and stock plans, and its directors’ and officers’ insurance plans.

11. (a) In addition to the general and specific release and waiver of claims contained above, you specifically waive any rights or claims you may have under the Age Discrimination in Employment Act (“ADEA”).

(b) By your agreement to this waiver and release, you waive all rights and any claims you may have at the time of the execution of this Agreement against the Company, its directors, officers, employees or successors based on the ADEA.

(c) You have up to twenty-one (21) days from receipt of this Agreement to accept the terms of this Section 11 by signing and returning an executed original of this Agreement to the Company, although you may accept it at any time within those twenty-one (21) days. You are advised to consult with your own personal legal counsel should you have any questions about the Agreement.

The provisions of this Section 11 will not become effective or enforceable until seven (7) days following the date you sign and return it. During that seven (7) day period, you may

May 4, 2007

rescind the Agreement by notifying me or my designee, in writing, that you no longer wish to enter into the Agreement, in which event the Company shall have seven (7) days to rescind this Agreement. If you do not rescind this Agreement, the eighth day after the date of your acceptance will be the “effective date” of the provisions of Section 11 of this Agreement.

12. You acknowledge that, because of your position with the Company, you have specific knowledge of many types of information which is proprietary to the Company, including without limitation, its current and planned technology; it’s current and planned corporate strategies; strategic customers and business partners; and the identify, skills and interests of its employees. You agree to keep and treat all such proprietary information as confidential in accordance with your obligations to MIPS Technologies under the Confidential Information and Inventions Agreement signed by you, wherein you agreed to keep and treat all proprietary information as confidential and these obligations survive your termination of employment with MIPS Technologies.

13. You agree that from the date of this Agreement through the twelve-month period following the Separation Date, you shall not directly or indirectly solicit or influence any person in the employment of the Company or an affiliated entity to (i) terminate such employment, or (ii) accept employment or enter into any consulting arrangement with any entity other than the Company or any affiliated entity. In addition, for the twelve-month period following the Separation Date, you shall not directly or indirectly interfere with the customers, suppliers, clients or business of the Company or any affiliated entity in any manner.

14 All prior agreements, understandings, oral agreements and writings relating to this matter are expressly superseded hereby and are of no further force and effect.

15. The above provisions are severable. If a court of competent jurisdiction rules that any provision of this Agreement is invalid or unenforceable, the court’s ruling will not affect the validity and enforceability of the other provisions of this Agreement.

16. You declare and represent that no promise, inducement or other agreement not expressly contained in this Agreement or referred to in this Agreement, has been made conferring any benefit upon you; and that this Agreement contains the entire agreement between the parties with respect to any benefit conferred upon you.

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17. This Agreement is entered into and governed by the laws of the State of California.

To accept this Agreement, please sign and date this Agreement at the designated place below and return it to me.

We wish you much success in your future endeavors.

Sincerely,

/s/ SANDY CREIGHTON

Sandy Creighton

VP Human Resources & Corporate Administration

By signing this Agreement, I acknowledge that I have had the opportunity to review this Agreement carefully; that I understand the terms of the Agreement; and I voluntarily agree to them.

Signature:	/S/ CATHERIN HUNT RUNDLE
Catherine Hunt Rundle

Date:	5-4-07

EXHIBIT A

EMPLOYMENT TERMINATION CERTIFICATE

I, Catherine Hunt Rundle, hereby certify that as part of my separation from MIPS Technologies, Inc. and/or its subsidiaries, branch offices, affiliates, successors or assigns (collectively, “MIPS”), I have been reminded of my ongoing obligation to MIPS to avoid work which conflicts with my continuing obligations to MIPS, including obligations to (1) not disclose confidential information of MIPS and (2) not to use such confidential information except for the benefit of MIPS. I further certify that I have returned all materials, including (but not limited to) documents (in any form, such as paper or electronic) devices, records, data, notes, reports, proposals, agreements (in draft and final form), lists, correspondence, specifications, drawings, blueprints, and/or reproductions of any such items, belonging to MIPS, licensed to MIPS and/or received from MIPS, including (but not limited to) all materials prepared by me during the course of my employment by MIPS. I acknowledge that I am not authorized to remove any such materials (including copies) or other property from MIPS’ premises.

I further certify that I have complied with all the terms of the Confidential Information and Inventions Agreement signed by me and dated February 21, 2006, including the reporting of any inventions, conceived or made by me (solely or jointly with others) covered by that agreement. In the event there is any conflict between this Employment Termination Certificate and the Confidential Information and Inventions Disclosure Agreement and the Separation Agreement entered on May 4, 2007, the terms of the Confidential Information and Inventions Disclosure Agreement and the Separation Agreement shall control.

I further agree that I will comply with all of the terms of the Confidential Information and Inventions Agreement including, but not limited to, holding in strictest confidence any confidential information of MIPS. I will preserve as confidential all trade secrets of MIPS, including (but not limited to) all confidential products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, employee and customer lists, business plans, financial or organizational information or other subject matter pertaining to any business of MIPS or any of its clients, customers, consultants or licensees. I further acknowledge that information regarding MIPS employees including without limitation organizational charts, employee compensation and other benefits offered to employees constitute valuable trade secrets of MIPS, and that use of such would constitute a violation of MIPS’ rights, which rights survive my termination of employment.

I understand that courts have classified employees and their identities as valuable corporate assets and in the same category as confidential privileged information. Accordingly, I have an obligation not to use or disclose to others the names of MIPS employees for recruitment purposes or to use my special knowledge of organization structure, employee capabilities or identities for such purposes. I agree that, for twelve months following the effective date of termination of my employment with MIPS, I will not directly or indirectly solicit, induce, recruit, hire or encourage any of the employees of MIPS to leave their employment either for employment by myself or by any other person or entity.

BY MY SIGNATURE BELOW, I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS EMPLOYMENT TERMINATION CERTIFICATE.

Catherine Hunt Rundle
Employee Name

/s/ CATHERINE HUNT RUNDLE	May 17, 2007
Employee Signature	Date

WITNESS:

/s/ TRISH LEEPER	May 17, 2007
Date

Name (Print):	TRISH LEEPER